EXHIBIT 10.12
Photowatt Short Term Incentive Plan
     Short term incentive bonuses are paid in the form of cash bonuses and are expressed as a percentage of an executive’s annual salary. Target bonus amounts are generally equal to 50% of the maximum bonus award under the annual performance incentive bonus plan (the “Bonus Plan”). The Bonus Plan rewards executives for divisional, regional and consolidated financial performance and achievement of personal objectives. The program provides opportunities for executives to earn a bonus based on accomplishments primarily in relation to the following factors (with the respective weighting attributed to each specific area set out in parentheses):
1.	Quantitative Objectives:

Achievement of Quantitative objectives (revenue growth, margins, operating earnings, RONA or ROCE) (50-70%)

2.	Qualitative Objectives:

The Qualitative objectives will be the fulfillment of specified individual objectives by each executive (30-50%).
The assessment of executives’ accomplishments with respect to these factors is the responsibility of the President and Chief Executive Officer.
The short term incentive bonus for the President and Chief Executive Officer is based on the same factors as for the other executives.